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                                                                     Exhibit e.2

               MUTUAL FUND DEALER SELLING AND SERVICING AGREEMENT

     THIS MUTUAL FUND DEALER SELLING AND SERVICE AGREEMENT (this "Agreement") is entered into as of _________________, 200_ (the "Effective Date") by and between CUNA Brokerage Services, Inc., a Wisconsin corporation, with a business address of 5910 Mineral Point Road, Madison, Wisconsin 53705 ("CUNA Brokerage") and __________________________________________, a ______________________, with a business address of _______________________________________________ ("Dealer").
_____________

     WHEREAS, CUNA Brokerage, a registered broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the Financial Industry Regulatory Authority, Inc. ("FINRA"), is the principal underwriter and distributor of MEMBERS(R) Mutual Funds (the "Funds");

     WHEREAS, CUNA Brokerage hereby appoints Dealer as a dealer authorized to offer, sell and service shares issued by the Funds (the "Shares"), subject to any limitations imposed by any of the Funds and to confirmation of the sales by CUNA Brokerage or its designated agent;

     WHEREAS, Dealer has the requisite authority to offer, sell and service the Funds contemplated under this Agreement and is a registered broker-dealer with the SEC under the 1934 Act and a member of the FINRA; and

     WHEREAS, CUNA Brokerage desires to have Dealer offer, sell and service the Shares and to provide certain administrative services to its customers who own Shares as described in this Agreement; and Dealer desires to engage in such activities and provide such services pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:

1. PURPOSE OF AGREEMENT. The principal purpose of this Agreement is to set forth the terms and conditions pursuant to which Dealer, through its registered representatives ("Representatives"), will offer, sell and service the Shares hereunder. Further, Dealer will provide certain administrative services to its customers who own Shares described below.

2. ROLES AND RESPONSIBILITIES OF CUNA BROKERAGE.

     2.1 OFFERING, SELLING AND PURCHASING SHARES.

     2.1.1 PROSPECTUS AND OTHER MATERIALS. References herein to the "Prospectus" shall mean the various prospectuses (including supplements thereto) and the statement of additional information of the Funds as from time to time is in effect. CUNA Brokerage will deliver to Dealer a copy of the current Prospectus and will provide to Dealer, as Dealer may reasonably request, copies of the Prospectus, statement of additional information, shareholder reports and supplementary sales materials prepared by CUNA Brokerage for the Funds.

     2.1.2 COMPENSATION IN CONNECTION WITH FRONT-END AND DEFERRED SALES CHARGES. As compensation for each sale of the Shares made by Dealer (excluding Shares sold as a reinvestment of dividends or other distributions from a Fund), Dealer will be allowed the concessions and sales charges, if any, on the Shares disclosed in the Prospectus for the appropriate class of Shares of the Funds (the "Dealer Commissions"). CUNA Brokerage will pay the Dealer Commissions to Dealer according to the procedures established by CUNA Brokerage. CUNA Brokerage reserves the right to revise the Dealer Commissions upon written notice to Dealer.

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     2.1.3 ASSET-BASED SALES COMPENSATION. Pursuant to a distribution plan adopted by the Funds' board of trustees for certain classes of Shares pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), CUNA Brokerage is authorized to pay Dealer distribution fees it receives from the Funds at the rates shown in Schedule D hereto ("Distribution Fees"). Subject to Subsection 3.2.4 below, for all periods during which Dealer (a) meets the qualification requirements in Subsection 3.2.1 below, and (b) performs the distribution services listed in Subsection 3.2.3 below, CUNA Brokerage shall pay Dealer the Distribution Fees shown in Schedule D based on the Shares for which it is the dealer of record (excluding Shares held by Dealer's own retirement plans).

     2.1.4 OTHER COMPENSATION. In addition to any Dealer Commissions allowed pursuant to Subsection 2.1.2 and any Distribution Fees paid pursuant to Subsection 2.1.3, CUNA Brokerage and/or its affiliated persons may pay additional compensation to Dealer for various purposes out of their own resources ("Other Compensation"). Other Compensation payable to Dealer under this Agreement is shown in Schedule E. The Dealer Commissions, Distribution Fees and any additional compensation paid by CUNA Brokerage to Dealer will be in accordance with FINRA rules and guidelines and other applicable law.

     2.1.5 OFFERING AND REDEMPTION PRICES. Subject to confirmation by CUNA Brokerage, CUNA Brokerage shall execute all orders it accepts from Dealer for the purchase of Shares at the public offering price per share next determined after it receives the order, and shall execute all orders it accepts from Dealer for the redemption of Shares at the net asset value per share, less any deferred sales charge and/or redemption fee, next determined after it receives the order.

     2.1.6 PROCEDURES FOR HANDLING ORDERS. Procedures relating to the pricing and handling of purchase and redemption orders for Shares are subject to instructions provided by CUNA Brokerage to Dealer from time to time. The instructions will be effective on the earlier of the date specified in the instructions or the date received by the Dealer. CUNA Brokerage reserves the right, at its discretion and without notice, to suspend or cease the offer and sale of one or more classes of Shares of any and all of the Funds.

     2.2 SERVICING THE SHARES.

     2.2.1 SERVICE FEES. Pursuant to a shareholder service plan adopted by the Funds' board of trustees for certain classes of Shares, CUNA Brokerage is authorized to pay Dealer service fees it receives from the Funds at the rates shown in Schedule C hereto ("Service Fees"). Subject to Subsection 3.2.4 below, for all periods during which Dealer (a) meets the qualification requirements in Subsection 3.2.1 below, and (b) performs the shareholder services listed in Subsection 3.2.2 below, CUNA Brokerage shall pay Dealer the Service Fees shown in Schedule C based on the Shares for which it is the dealer of record (excluding Shares held by Dealer's own retirement plans). The Service Fees paid by CUNA Brokerage to Dealer will be in accordance with FINRA rules and guidelines and other applicable law.

3. ROLES AND RESPONSIBILITIES OF DEALER.

     3.1 OFFERING, SELLING AND PURCHASING SHARES.

     3.1.1 OFFERING THE SHARES. Dealer agrees to exercise its best efforts to find purchasers for the Shares. Dealer understands and agrees that it is solely responsible for recommendations by its Representatives to a customer to purchase or redeem Shares and shall ensure that such recommendations are based on reasonable grounds for believing that the recommendation is suitable. In particular, Dealer understands that the Funds offer multiple classes of Shares and represents that it has established compliance procedures to ensure that: (a) customers are made aware of the terms of each available class of Shares, (b) each customer is offered only Shares (and Share classes) that are suitable investments for the customer, (c) each customer is provided the opportunity to obtain sales charge break-points, and (d)


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recommendations by Representatives are properly supervised. Schedule A shows the
Share classes and Funds available to Dealer for offer and sale under this Agreement.

     3.1.2 PURCHASE AND REDEMPTION OF SHARES. Dealer will transmit to CUNA Brokerage, or its designated agent, promptly upon receipt, any orders it receives from customers to purchase or redeem Shares. Dealer agrees to promptly issue confirmation statements for all accepted purchase and redemption orders for accounts registered in Dealer's name. Dealer shall make all sales subject to CUNA Brokerage's or its designated agent's confirmation. All orders are subject to acceptance or rejection by CUNA Brokerage or its designated agent, in its sole discretion, and by the Funds in their sole discretion. Dealer agrees to follow the procedures and instructions CUNA Brokerage or its designated agent may forward from time to time relating to the pricing and handling of orders. In particular, Dealer agrees that:

     (a) In submitting orders to CUNA Brokerage to purchase or redeem Shares, Dealer acts as agent for its customers and acts as agent for CUNA Brokerage and the Funds solely for the limited purpose of receiving orders from its customers.

     (b) All orders it submits to CUNA Brokerage to purchase or redeem Shares shall reflect orders received from its customers or are orders for its own account for its own bona fide investment.

     (c) It shall time and date stamp all orders it receives from its customers to purchase or redeem Shares.

     (d) As agent for its customers, Dealer shall not delay placing customers' orders to purchase or redeem Shares in order to profit from such delays.

     (e) It is responsible for the accuracy, timeliness and completeness of any orders it transmits to purchase or redeem Shares, whether by wire, telephone, electronic mail, or facsimile. In this regard, Dealer agrees to guarantee the signature of its customers when such a guarantee is required by the Funds or CUNA Brokerage.

     (f) If Dealer tenders any Shares for redemption within seven days of their having been sold, Dealer shall promptly refund to CUNA Brokerage any Dealer Commissions it received on the sale of such Shares and shall not charge a deferred sales charge in connection with such redemptions.

     (g) It has in place policies and procedures reasonably designed to detect and deter purchase or redemption orders by its customers in violation of Rule 22c-1 under the 1940 Act.

     3.1.3 PUBLIC OFFERING PRICE OF SHARES. Dealer will offer and sell the Shares only at the public offering price disclosed in the Prospectuses of the Funds.

     3.1.4 PROSPECTUS OF THE FUNDS. At the time of sale, Dealer will furnish to each purchaser a copy of the then-current Prospectus for the applicable Share class and Funds. Dealer will offer and sell the Shares only in accordance with the terms and conditions of the Prospectus of the Funds. Dealer understands that no person, including itself, is authorized to give any information or to make any representations other than those contained in the Prospectus and any additional information, in shareholder reports or in such supplementary sales materials. Dealer agrees to not use any other offering materials for the Funds without the prior written consent of CUNA Brokerage.

     3.1.5 PAYMENT TO CUNA BROKERAGE. Dealer will pay CUNA Brokerage, or its designated agent, the offering price, less any Dealer Commission to which Dealer is entitled, within three (3) business days of CUNA Brokerage's confirmation of Dealer's order, or such shorter time as may be required by law. If such payment is not received within said time period, CUNA Brokerage reserves the right, without prior notice, to cancel the sale or cause it to be cancelled by its designated agent, or, at CUNA Brokerage's option, to return the Shares, or cause the Shares to be returned by its designated agent, to the issuer for redemption or repurchase. In the latter case, CUNA Brokerage shall have the right to hold Dealer responsible for any loss resulting to CUNA Brokerage. Should payment be made by check on Dealer's local bank, liquidation of the Shares may be delayed pending clearance of Dealer's check.


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     3.2 DISTRIBUTING AND SERVICING SHARES.

     3.2.1 QUALIFICATION REQUIREMENTS.

     (a) For the purpose of the payment of Distribution and Services Fees hereunder, Dealer is the Dealer of record for Shares having an aggregate value of at least the minimum amount set forth in Schedule B ("Dealer Firm Requirements") throughout the period for which the Distribution and/or Service Fees are paid. The Funds' accounts are accounts in any Funds, but excluding any accounts for Dealer's own retirement plans.

     (b) One or more of Dealer's current employees must be designated as a Representative on accounts having Shares of an aggregate value of at least the minimum amount set forth in Schedule B under Registered Representative Requirements throughout the period for which the Distribution and/or Service Fees are paid.

     (c) Dealer will provide the following information and agrees that CUNA Brokerage will be entitled to rely on the accuracy of such information in updating CUNA Brokerage's records for determining the levels of the Distribution and/or Service Fees payable to Dealer under the terms of this Agreement. Dealer understands that such payments will be based solely on CUNA Brokerage's and the Funds' records.

          (i) For each of the Funds' accounts registered in the name of one of Dealer's customers, Dealer will advise CUNA Brokerage or its designated agent of the Funds' account number and Representative's name, identification number, social security number, and branch number, preferably by electronic means before the end of the second month in each calendar quarter, if requested.

          (ii) For each of the Funds' accounts designated as a "street name account" of the Dealer, Dealer will use its best efforts to advise CUNA Brokerage or its designated agent of the Funds' account number, net asset value of the account, date of valuation, and, for each Representative assigned to assets in the account: Representative's name, identification number, social security number, branch number, and the net asset value of assigned assets in the account, preferably by electronic means before the end of the second month in each calendar quarter, if requested.

     3.2.2 REQUIRED SHAREHOLDER SERVICES.

     (a) Dealer will assign one of its Representatives to each of the Funds' accounts on Dealer's records and reassign the Funds' accounts should any Representative terminate his/her relationship with Dealer. Dealer agrees to notify CUNA Brokerage within five (5) business days of such termination by any Representative.

     (b) Dealer and its Representatives will assist CUNA Brokerage and its affiliates in providing the following services to shareholders of the Funds:

          (i) Maintain regular contact with shareholders in assigned accounts and assist in answering inquiries concerning the Funds.

          (ii) Assist in distributing sales and service literature provided by CUNA Brokerage, particularly to the beneficial owners of accounts registered as street name accounts.

          (iii) Assist CUNA Brokerage and its affiliates in the establishment and maintenance of shareholder accounts and records.

          (iv) Assist shareholders in effecting administrative changes, such as changing dividend options, account designations, address, automatic investment programs or systematic investment plans.

          (v) Assist in processing purchase and redemption transactions.

          (vi) Provide any other information or services as the customer or CUNA Brokerage may reasonably request.


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     (c) Dealer will support CUNA Brokerage's marketing efforts by granting reasonable requests for visits to Dealer's offices by CUNA Brokerage and/or the Funds' representatives and by including all of the Funds on Dealer's "approved" list.

     (d) Dealer's compliance with the services set forth in this Subsection may be evaluated by CUNA Brokerage from time to time by surveying shareholder satisfaction with service, by monitoring redemption levels of shareholder accounts assigned to Dealer or by such other methods, as CUNA Brokerage deems appropriate.

     (e) The provisions of this Subsection 3.2.2 may be amended by CUNA Brokerage from time to time upon written notice to Dealer.

     3.2.3 REQUIRED DISTRIBUTION SERVICES. Dealer and its Representatives provide the following distribution services:

     (a) Promote the Funds and offer and sell Class A, Class B, and Class C Shares of the Funds.

     (b) Provide and compensate Representatives who shall offer and sell Class A, Class B, and Class C Shares of the Funds, including provision of:

          (i) supervision and oversight of Representatives;

          (ii) office support and general management of Representatives;

          (iii) training of Representatives and other personnel regarding the Funds and Class A, Class B, and Class C Shares; and

          (iv) sales literature about the Funds and Class A, Class B, and Class C Shares and other sales and promotion materials to Representatives;

     (c) In cooperation with CUNA Brokerage, prepare sales literature about the Funds and Class A, Class B, and Class C Shares and other sales and promotion materials.

     (d) Distribute the Prospectus for Class A, Class B and Class C Shares of the Funds.

     (e) Distribute copies of shareholder reports for Class A, Class B and Class C Shares of the Funds as sales literature.

     (f) Hold seminars and other promotional events for prospective investors in the Class A, Class B, and Class C Shares of the Funds.

     (g) Where appropriate, advertise and generally promote the Funds and Class A, Class B, and Class C Shares of the Funds.

     3.2.4 ELIGIBILITY FOR DISTRIBUTION AND SERVICE FEES. Dealer understands and agrees that the payment of any Distribution and/or Service Fees is subject to the limitations contained in the applicable distribution and/or service plan for each class of each Fund's Shares, which may be changed or discontinued at any time. Dealer understands that it has no right to receive payment of Distribution Fees or Service Fees unless the applicable Fund pays such a fee to CUNA Brokerage pursuant to the applicable distribution and/or service plan. Dealer's failure to provide the shareholder services described in Section 3.2.2 above, or the distribution services described in Section 3.2.3 above, as either may be amended by CUNA Brokerage from time to time, or otherwise comply with the terms of this Agreement, will render Dealer ineligible to receive Distribution and/or Service Fees. The failure of any Representative to provide services required by this Agreement will render that Representative's accounts ineligible as accounts on which the Distribution and/or Service Fees are paid.

     3.2.5 PAYMENTS AND COMMUNICATIONS TO REPRESENTATIVES. Dealer will assist CUNA Brokerage or its designated agent in distributing to Dealer's Representatives periodic statements which CUNA Brokerage or its designated agent will have prepared showing the aggregate value of the Shares in the Funds which they are credited on CUNA Brokerage or its designated agents' records.


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     3.3 TRAINING AND SUPERVISION OF REPRESENTATIVES. Dealer will be responsible for the proper instruction and training of all Representatives in order for the Shares to be offered in accordance with the terms and conditions of this Agreement, and with all applicable state and federal laws, rules, and regulations. Further, Dealer has established rules, procedures, supervisory and inspection techniques necessary to train and to supervise diligently the activities of Representatives.

     3.4 RECORDS. In accordance with the requirements of federal and state laws and rules of applicable self-regulatory organizations, as defined in the 1934 Act, including but not limited to the Rules of Fair Practice of FINRA, Dealer shall maintain complete records concerning the sale of the Shares, information regarding customers relating to the sale and/or servicing of the Shares, including the manner and extent of distribution of any sales and marketing or other solicitation material. Dealer shall make such records and files available to CUNA Brokerage at such times as CUNA Brokerage may reasonably request and shall make such material available to personnel of FINRA, SEC or other regulatory agency that has regulatory authority.

     3.5 FIDELITY BOND. Dealer represents and covenants that all of its directors, officers, employees and Representatives who have access to customer funds, including the Shares, are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and other defalcation, issued by a bonding company rate A- or better from A.M. Best or equivalent rating from another nationally recognized statistical rating organization. This bond shall be maintained at Dealer's expense. Such bond shall be at least equivalent to the minimal coverage required under FINRA Rules. Dealer acknowledges that CUNA Brokerage may require evidence that such coverage is in force, and Dealer shall promptly give notice to CUNA Brokerage of any notice of cancellation or change of coverage. Dealer will assign any proceeds received from the fidelity bond company, error and omissions or other liability to CUNA Brokerage due to activities covered by the bond. If there is any deficiency, Dealer will promptly pay CUNA Brokerage the amount of such deficiency on demand. Dealer shall indemnify and hold harmless CUNA Brokerage from any such deficiency and from the cost of collection.

     3.6 REGULATORY COMPLIANCE. Dealer hereby represents that it is registered as a broker-dealer with the SEC under the 1934 Act and is licensed and qualified as a broker-dealer or otherwise authorized to offer, sell and service, either directly or indirectly, the Shares under all applicable laws, rules and regulations of each jurisdiction in which the Shares will be offered, sold or serviced by Dealer. Dealer agrees to comply with all applicable state and federal laws, rules and regulations relating to the Shares and the Funds hereunder. Dealer further confirms that it is a member in good standing of FINRA and agrees to maintain such membership in good standing or, in the alternative, Dealer is a foreign dealer not eligible for membership in FINRA. Dealer agrees to abide by all the applicable rules and regulations of FINRA to which dealers in shares of open-end management investment companies are subject in connection with offering, selling and servicing the Shares, including without limitation the Rules of Conduct now in effect or hereafter adopted. Dealer further agrees that in offering, selling and servicing Shares, Dealer will comply with all applicable provisions of the Securities Act of 1933 (the "1933 Act"). Dealer agrees not to offer or sell the Shares in any jurisdiction in which the Shares are not qualified for sale or in which Dealer is not qualified as a broker-dealer. Each party hereto agrees to notify the other immediately should it cease to be a member of FINRA.

     3.7 REPRESENTATIONS REGARDING THE FUNDS. Dealer and its Representatives are not authorized to make any representations concerning the Shares or the Funds except those contained in the Prospectus and in printed information provided by CUNA Brokerage or its designated agent as information supplemental to the Prospectus. In the event Dealer develops and creates advertising or sales materials with respect to the Shares or the Funds, all such materials must be approved by CUNA Brokerage or its designated agent prior to its use. Dealer shall be responsible for compliance and any required filing of such advertising or sales materials with FINRA or any other applicable regulatory authority.


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     3.8 PROPRIETARY INFORMATION. Dealer acknowledges and agrees that information provided by CUNA Brokerage under this Agreement, disclosed verbally or in writing, are proprietary in nature and belong exclusively to CUNA Brokerage. Dealer will use such proprietary information in accordance with and during the term of this Agreement and for no other purpose. Dealer will ensure that its officers, directors and Representatives will abide by the provisions hereof. Dealer agrees that it will not disclose any such information to any person, for consideration or otherwise, unless (a) CUNA Brokerage has authorized such disclosure in writing or (b) if such disclosure is expressly required by state or federal regulatory authorities or self-regulatory organizations, and CUNA Brokerage has received notice, in writing, of such disclosure. Upon request or termination of this Agreement, Dealer agrees to immediately return or destroy the proprietary information described in this Subsection according to the instructions given by CUNA Brokerage or its designated agent to Dealer.

4. ANTI-MONEY LAUNDERING. Each party hereto represents and warrants that they are, and will remain, in compliance with any and all applicable requirements of the Bank Secrecy Act ("BSA"), as amended by the USA Patriot Act of 2001 ("the Patriot Act"), any regulations thereunder, the regulations of the U.S. Department of the Treasury and any Executive Orders relating to the Office of Foreign Assets Control ("OFAC"), FINRA Rule 3011, and any other applicable requirements. Information and/or reports, in a form not prohibited by law, regarding suspicious activity involving the purchase of the Shares should be reported to CUNA Brokerage at the address specified above or at an address later specified in writing to Dealer. Furthermore, each of the parties agrees to:

     (a) Maintain and enforce an anti-money laundering ("AML") program that includes written policies, procedures, and controls reasonably designed to ensure the respective party's compliance with its responsibilities under any applicable laws, regulations, rules or requirements.

     (b) Maintain and enforce Section 326 of the Patriot Act, "Know Your Customer," identification and verification policies, procedures and controls reasonably designed to ensure the respective party's compliance with its responsibilities under any applicable laws, regulations, rules or requirements.

     (c) Perform periodic audits to verify compliance with the AML program.

     (d) Appoint an AML Compliance Officer ("AMLCO") responsible for administering its AML Program.

     (e) Conduct periodic AML training programs.

     (f) Monitor transactions to identify potentially suspicious activities.

     (g) File Suspicious Activity Reports with the Financial Crimes Enforcement Network.

     (h) Cooperate and share information with one another pursuant to Sections 312, 313, and 314 of the Patriot Act as to enable each party to conduct due diligence in monitoring of customer activity.

     (i) Allow examiners from the SEC the ability to obtain information and records related to the Funds' account holders and the ability to inspect for the purpose of examining compliance with the Patriot Act, BSA and any applicable laws, regulations, rules or requirements, as such compliance pertains to the distribution and sale of the Shares under the Agreement.

5. INDEPENDENT CONTRACTORS. In offering, selling and servicing the Shares under this Agreement, Dealer is acting as an independent contractor and nothing herein shall be construed to constitute Dealer or any of Dealer's agents, employees or Representatives as an agent or employee of CUNA Brokerage, or as an agent or employee of the Funds. As principal underwriter and distributor of the Funds, CUNA Brokerage shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the distribution of the Shares. CUNA Brokerage shall not be under any obligation to Dealer, except for its obligations under this Agreement.


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6. TERM AND TERMINATION.

     6.1 TERM. This Agreement will commence on the Effective Date, and unless terminated as provided herein, will continue in force indefinitely or so long as the parties desire such continuance.

     6.2 TERMINATION. Either party hereto may terminate this Agreement, without cause, upon thirty (30) days' written notice to the other party. CUNA Brokerage may terminate this Agreement for cause upon the violation by Dealer of any of the provisions hereof, such termination to become effective on the date of mailing such notice of termination to Dealer. This Agreement shall terminate effective immediately in the event: (a) either party ceases to be a member of FINRA; (b) the Distribution Agreement between CUNA Brokerage and the Funds is terminated; or (c) in the event of its assignment.

     6.3 EFFECT OF TERMINATION. Upon termination of this Agreement, any obligation by CUNA Brokerage to pay Dealer Commissions, Distribution Fees and Service Fees will cease. Nevertheless, termination of this Agreement shall not end Dealer's obligation to pay for Shares it has sold. Dealer will immediately return or destroy, according to CUNA Brokerage's or its designated agent's instructions, any and all proprietary information and any copies thereof as described in Subsection 3.8 hereof. Dealer agrees to retain all customer files and records pursuant to Subsection 3.4 hereof.

7. MUTUAL INDEMNIFICATION.

     7.1 CUNA BROKERAGE INDEMNIFICATION. CUNA Brokerage will indemnify Dealer and hold Dealer harmless from any claim, demand, loss, expense or cause of action, including reasonable attorneys' fees, resulting from the misconduct or gross negligence, as measured by industry standards, of CUNA Brokerage, its designated agents and employees, in carrying out its obligations under this Agreement; or the material breach of any term of this Agreement.

     7.2 DEALER INDEMNIFICATION. Dealer will indemnify CUNA Brokerage and hold CUNA Brokerage harmless from any claim, demand, loss, expense or cause of action, including reasonable attorneys' fees, resulting from the misconduct or gross negligence, as measured by industry standards, of Dealer, Dealer's agents, Representatives and employees, in carrying out Dealer's obligations under this Agreement; or the material breach of any term of this Agreement, including, but not limited to, making of misleading or untrue statement to a customer relating to the Shares or the Funds, or failing to be registered as a broker-dealer under the 1934 Act or licensed in accordance with applicable federal or state laws, rules or regulations.

8. NOTICES. All notices or other communications required or permitted to be given under this Agreement shall be given in writing and shall be: (a) delivered by personal delivery; or (b) sent by United States certified or registered mail, postage prepaid, return receipt requested; or (c) sent by telecopier, facsimile machine or other electronic transmission; or (d) sent by private overnight service. All notices or communications to CUNA Brokerage and Dealer shall be given or sent to the addresses specified above. Each party may change the address to which notices or communications shall be sent by giving notice to the other party in accordance with this Section 8. Such notices or communications shall be effective upon receipt or on the date of mailing.

9. SHARING OF CUSTOMER INFORMATION. The parties hereto acknowledge and agree that it may be necessary for CUNA Brokerage to share its customer information ("Customer Information") with Dealer in order for Dealer to meet its obligations under this Agreement. With respect to the sharing, use and protection of Customer Information, Dealer agrees to the following:

     9.1 CONFIDENTIALITY AND RESTRICTIONS ON DISCLOSURE OF CUSTOMER INFORMATION. Dealer agrees to hold in strict confidence Customer Information obtained from CUNA Brokerage during this Agreement. Dealer agrees not to disclose Customer Information, in any form or medium, to any affiliated or nonaffiliated person, firm or corporation except as necessary to perform sales and services under this


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Agreement or as may be required by law. The parties acknowledge and agree that disclosing Customer Information to effectuate, service or administer a customer transaction shall not be considered a breach of the confidentiality obligations created hereunder. To the extent that Dealer contracts with a third party that obtains Customer Information in order to provide services under this Agreement, Dealer agrees to obtain contractual confidentiality protections to require the third party to hold Customer Information in strict confidence and not disclose it to any person unless required by law. Dealer agrees to comply with applicable privacy laws and regulations including, but not limited to, the Gramm-Leach-Bliley Act, Public Law 106-102 (1999) as set forth in 15 U.S.C.A.
Section 6801, as amended and to comply with applicable changes in such laws and regulations as these occur and become effective.

     9.2 USE OF CUSTOMER INFORMATION. Dealer agrees to use Customer Information only to provide sales and services hereunder and not to use such information for any other purpose.

     9.3 OBLIGATION TO MAINTAIN SECURITY OVER CUSTOMER INFORMATION. Dealer agrees to implement and maintain reasonable and customary security measures to safeguard Customer Information. Such measures shall include, but not be limited to, requiring employees who will have access to such information to agree to the confidentiality requirements of this Section 9.

10. COMPLAINTS AND INVESTIGATIONS. The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or judicial or administrative proceeding with respect to each such party and any of their directors, officers, employees, designated agents or Representatives or their affiliates to the extent that such investigation or proceeding is in connection with any of the activities pursuant to this Agreement. Without limiting the generality of the foregoing: (a) Dealer shall promptly notify CUNA Brokerage of any complaint or comment regarding the sale of shares of the Funds or any allegations that Dealer or its directors, officers, employees, agents or Representatives violated any law, regulation or rule in connection with the activities governed by this Agreement; (b) Dealer shall promptly investigate any such complaints or allegations, take appropriate remedial measures and notify CUNA Brokerage of the same; and (c) Dealer shall cooperate fully with CUNA Brokerage in any regulatory, judicial and administrative proceeding involving Dealer's activities under this Agreement.

11. WAIVER. A waiver by any party of any terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of any such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any obligations hereunder.

12. ASSIGNMENT. This Agreement shall not be assigned or transferred, except that CUNA Brokerage may assign or transfer this Agreement to any successor which becomes the principal underwriter and distributor of the Funds.

13. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Wisconsin, without regard to conflict of laws principles; provided nothing herein shall be construed as being inconsistent with the 1933 Act, the 1934 Act, or the 1940 Act.

14. AMENDMENT. This Agreement, including the Schedules hereto, shall be deemed amended as provided in any written notice delivered by CUNA Brokerage to Dealer.

15. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

16. SEVERABILITY. If any portion or provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.


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

17. SURVIVAL. The provisions of Sections or Subsections 3.4, 3.8, 7, 9 and 16 shall survive the termination of this Agreement.

18. ENTIRE AGREEMENT. Except for the Shareholder Information and Redemption Fee Addendum to this Agreement (a.k.a. the Rule 22c-2 Agreement), this Agreement, along with the Schedules attached hereto signed this same date, embody the entire agreement and understanding relating to the sale of Shares and service of the Funds and any other subject covered by this Agreement, and supersedes all prior agreements and understandings relating to such subject matter.

19. COUNTERPARTS. This Agreement may be executed in counterparts and all documents so executed shall constitute one agreement binding on the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

CUNA BROKERAGE SERVICES, INC.


By:
    --------------------------------------
              Authorized Signature

    --------------------------------------
                    Title

DEALER: [                        ]


By:
    --------------------------------------
        Authorized Name (please print)

    --------------------------------------
            Authorized Signature

    --------------------------------------
                   Title

NOTE: Please return two signed copies of this Agreement to:

CUNA Brokerage Services, Inc.
c/o MEMBERS Capital Advisors
Attn: Holly S. Baggot, 4C14
5910 Mineral Point Road
Madison, WI 53705
Upon acceptance, one countersigned copy will be returned to Dealer for its files.


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

                MUTUAL FUND DEALER SELLING AND SERVICE AGREEMENT

                    SCHEDULE A - THE FUNDS AND SHARE CLASSES

          CATEGORY A:                                    CLASS

               MEMBERS(R) Bond Fund                      A, B
               MEMBERS(R) Diversified Fund               A, B
               MEMBERS(R) High Income Fund               A, B
               MEMBERS(R) International Stock Fund       A, B
               MEMBERS(R) Large Cap Growth Fund          A, B
               MEMBERS(R) Large Cap Value Fund           A, B
               MEMBERS(R) Mid Cap Growth Fund            A, B
               MEMBERS(R) Mid Cap Value Fund             A, B
               MEMBERS(R) Small Cap Growth Fund          A, B
               MEMBERS(R) Small Cap Value Fund           A, B
               MEMBERS(R) Aggressive Allocation Fund     A, B, C
               MEMBERS(R) Moderate Allocation Fund       A, B, C
               MEMBERS(R) Conservative Allocation Fund   A, B, C

          CATEGORY B:

               MEMBERS(R) Cash Reserves Fund             A, B

                           SCHEDULE B - MINIMUM ASSETS

Dealer Firm Requirements. The minimum aggregate average net asset value of all accounts in the Funds specified by Subsection 3.2.1 is $250,000.

Registered Representative Requirements. With respect to Subsection 3.2.1(b), there will be no minimum asset qualification requirement in the MEMBERS Funds applicable to Representatives. CUNA Brokerage will review this requirement prior to the start of each year and inform Dealer of any changes.

                      SCHEDULE C - ANNUAL SERVICE FEE RATES

          CATEGORY A:

               Class A:   0.25% of average daily net assets
               Class B:   0.25% of average daily net assets
               Class C:   0.25% of average daily net assets

          CATEGORY B:

               Class A and B:   None

All payments are made quarterly for purchases settling prior to the last business day of the quarter. Minimum check to be paid to dealer is $100.00 (if total is less than $100.00, payment will be withheld until the next quarterly cycle). For CLASS A AND B SHARES, the first payment to Dealer begins accruing the first day following a sale of Shares by the Dealer. For CLASS C SHARES, the first payment to Dealer begins accruing the thirteenth month following a sale of Shares by Dealer. CUNA Brokerage will review this prior to the start of each year and inform Dealer of any changes.

                   SCHEDULE D - ANNUAL DISTRIBUTION FEE RATES

          CATEGORY A AND B:

               Class A:   None
               Class B:   None
               Class C:   0.75% of average daily net assets

All payments are made quarterly for purchases settling prior to the last business day of the quarter. Minimum check to be paid to dealer is $100.00 (if total is less than $100.00, payment will be withheld until the next quarterly cycle). For CLASS C SHARES, the first payment to Dealer begins accruing the thirteenth month following a sale of Shares by Dealer. CUNA Brokerage will review this prior to the start of each year and inform Dealer of any changes.

                 SCHEDULE E - OTHER COMPENSATION -- ANNUAL RATES

          None


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